Exhibit 99

For additional information contact: Richard S. DeRose (703) 293-7901 For release: May 13, 2010 at 9:00 a.m.

Information Analysis, Inc. Reports Increased Sales and Profits for First Quarter

FAIRFAX, VIRGINIA – Information Analysis, Inc. (OTCBB:IAIC) today reported results for the first fiscal quarter ended March 31, 2010. Revenues were $2,016,000, compared to $1,394,000 reported in 2009’s first quarter. The Company reported net income of $104,000, or $0.01 per share, compared to a net loss of $62,000, or $(0.01) per share, in the first quarter 2009.

     “The Company’s revenue and profits have improved in the first quarter in comparison to the first quarter of 2009,” Sandor Rosenberg, Chairman and Chief Executive Officer of IAI said. “We have been aggressively pursuing new business opportunities to increase our order backlog, which should improve revenue results, not only for this year but for future years. “We are actively pursuing the conversion and system modernization business as well as Adobe and Web applications.”

About Information Analysis Incorporated

     Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the Internet world.

Additional information for investors

     This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-KSB for the fiscal year ended December 31, 2009 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports First Quarter Results
May 13, 2010

Information Analysis Incorporated
Condensed Income Statements

	Three months ended March 31,
(in thousands, except per share data; unaudited)	2010	2009
Net revenue:
Professional fees	$1,513	$1,101
Software sales	502	293

Total revenue	2,015	1,394
Cost of goods sold and services provided:
Cost of professional fees	790	796
Cost of software sales	422	198

Total cost of sales	1,212	994

Gross margin	803	400
Operating expenses:
Selling, general and administrative	701	466

Operating income (loss)	102	(66)
Other income	2	4

Income loss before income taxes	104	(62)
Provision for income taxes	--	--

Net income (loss)	$104	$(62)

Net income (loss) per share:
Basic	$0.01	$ (0.01)

Diluted	$0.01	$ (0.01)

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,202,893	11,196,760

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Information Analysis Reports First Quarter Results
May 13, 2010

Information Analysis Incorporated
Balance Sheets

	As of:	As of:
	March 31, 2010	December 31, 2009
(in thousands, unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,379	$1,479
Accounts receivable, net	1,794	940
Prepaid expenses	939	689

Total current assets	4,112	3,108

Fixed assets, net	36	36
Other assets	6	6

Total assets	$4,154	$3,150

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$505	$89
Deferred revenue	1,114	779
Other accrued liabilities	448	307
Accrued payroll and related liabilities	257	255

Total liabilities	2,324	1,430

Common stock, par value $0.01, 30,000,000 shares authorized;
12,839,376 shares issued, 11,196,760 outstanding	128	128
Additional paid-in capital	14,560	14,554
Accumulated deficit	(11,928)	(12,032)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)

Total stockholders' equity	1,830	1,720

Total liabilities and stockholders' equity	$4,154	$3,150